NEWS RELEASE

Contacts:
Media – John Vigeland
(920) 429-4132
Investor Relations
(920) 429-7039

SHOPKO REPORTS FIRST QUARTER RESULTS

GREEN BAY, Wis. (May 19, 2005) ShopKo Stores, Inc. (NYSE: SKO) today announced financial results for the first quarter ended April 30, 2005. Net income for the first quarter of 2005 was $0.6 million compared with a net loss of $2.4 million last year. Earnings per diluted share were $0.02 compared with a loss per diluted share of $0.08 last year. First quarter 2005 earnings included merger-related expenses of $1.1 million, or $0.02 per diluted share.

Consolidated sales decreased 4.3 percent to $703.3 million in the first quarter of 2005 compared with $735.0 million for the comparable period last year. Consolidated comparable store sales decreased 4.8 percent.

Commenting on the quarter, ShopKo Stores, Inc. Chief Financial Officer and Co-Chief Executive Officer Brian Bender said, “The improvement in earnings is a result of focusing on profitable sales accompanied by disciplined expense control. Closely monitoring sales allowed us to appropriately adjust inventories, which declined 7.3 percent when compared to the same period last year.”

Consolidated gross margin as a percent of sales was 26.7 percent in the first quarter of 2005 compared with 25.0 percent last year. This increase is primarily attributable to a reduction in promotional activity as well as better managed clearance inventory markdowns.

Consolidated selling, general and administrative expenses (SG&A) for the first quarter of 2005 were essentially flat when compared to the same period last year. Consolidated SG&A expenses, as a percent of sales, however, increased to 23.0 percent from 21.9 percent last year primarily due to the decline in sales.

Other Factors
Consolidated inventories ended the first quarter at $597.3 million, which represents a $46.9 million or 7.3 percent decrease compared to the same period last year.

Interest expense was $7.4 million compared with $8.6 million last year, a reduction of 14.1 percent, due primarily to lower debt levels. Debt declined by $102.7 million compared with the first quarter of 2004.

The company’s effective tax rate for the first quarter was 38.5 percent in 2005 compared to 39.0 percent in the first quarter of 2004.

Capital expenditures were $2.8 million compared with $10.4 million last year, which included $6.1 million for expansion of the Omaha distribution facility.

Second Quarter/Fiscal 2005 Outlook
The business outlook excludes any consideration of the pending merger transaction and related expenses. The company expects its consolidated comparable store sales for the second quarter ending July 30, 2005 to be in the negative mid single digit range. Second quarter earnings are expected to be in the range of $0.20 to $0.30 per diluted share.

For the fiscal year ending January 28, 2006, the company expects its comparable store sales to be flat to last year, and earnings per diluted share to be in the range of $1.45 to $1.60.

Merger Transaction Update
As previously announced, the company signed a definitive merger agreement on April 7, 2005 to be acquired by an affiliate of Goldner Hawn Johnson & Morrison Incorporated. The preliminary proxy statement with respect to the proposed transaction is expected to be filed with the Securities and Exchange Commission in the next few weeks and the company currently anticipates that the transaction will close late in the company’s second fiscal quarter or early in the third fiscal quarter.

First Quarter Conference Call Arrangements
ShopKo Stores, Inc. will host a conference call and real-time webcast May 19, 2005, at 10:30 a.m. Central Daylight Time (CDT) to discuss first quarter and fiscal 2005 outlook. Participants may access the conference by dialing (800) 860-2442 and asking for the ShopKo Stores, Inc. conference call. The webcast will be archived for two weeks at www.shopko.com.

The call will be rebroadcast immediately following the call through May 27, 2005. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088. When prompted for an account number, dial 370634#, then press 1 for the recorded conference.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 223 Pamida stores, 117 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

In connection with ShopKo’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, ShopKo will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of ShopKo, a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307, Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo’s website, http://www.shopko.com .

ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in ShopKo’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 15, 2004 is also set forth in the Schedule 14A filed by ShopKo on April 26, 2004 with the SEC.

Statements regarding expected sales, earnings per share, capital expenditure plans and other financial results, statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. ShopKo may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of ShopKo are described in ShopKo’s filings with the SEC, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005.

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Consolidated Sales Summary (dollars in millions)
First Quarter

	01/30/05-	02/01/04-		Change Comp*
	04/30/05	05/01/04		(13 weeks vs. 13
Business Segments	(13 weeks)	(13 weeks)	Change Total**	weeks)
ShopKo	$517.9	$552.8	(6.3)%	(6.5)%
Pamida	185.4	182.2	1.7%	0.4%

Consolidated	$703.3	$735.0	(4.3)%	(4.8)%

*Comparable store sales represent sales of those stores open during both fiscal years and do not include sales from the ShopKo wholesale optical lab.

**ShopKo division total sales variance reflects sales from one closed ShopKo location in fiscal 2004 and three new ShopKo Express Rx locations in fiscal 2005. Pamida division total sales variance reflects sales from five closed Pamida locations and seven new locations in fiscal 2004, and three new locations in fiscal 2005.

ShopKo Stores, Inc. and Subsidiaries
Consolidated Statements of Operations
First Quarter
	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2005	2004
(In thousands, except per share data)
Revenues:
Net sales	$703,259	$735,033
Licensed department rentals and other income	3,460	3,096

	706,719	738,129
Costs and expenses:
Cost of sales	515,251	551,222
Gross margin	188,008	183,811
Selling, general and administrative expenses	162,193	160,738
Depreciation and amortization expenses	20,881	21,500

	183,074	182,238
Income from operations	8,394	4,669
Interest expense	7,361	8,568

Income (loss) before income taxes	1,033	(3,899)
Provision (credit) for income taxes	397	(1,520)

Net income (loss)	636	(2,379)

Net income (loss) per share of common stock:
Basic:	$0.02	$(0.08)

Diluted:	$0.02	$(0.08)

Weighted average number of common shares outstanding:
Basic:	29,726	29,210
Diluted:	30,043	29,210

ShopKo Stores, Inc. and Subsidiaries
Consolidated Statements of Operations
Percents of Sales
First Quarter
	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2005	2004
Revenues:
Net sales	100.0	100.0
Licensed department rentals and other income	0.5	0.4

	100.5	100.4
Costs and expenses:
Cost of sales	73.3	75.0
Gross margin	26.7	25.0
Selling, general and administrative expenses	23.0	21.9
Depreciation and amortization expenses	3.0	2.9

	26.0	24.8
Income from operations	1.2	0.6
Interest expense	1.0	1.1

Income (loss) before income taxes	0.2	(0.5)
Provision (credit) for income taxes	0.1	(0.2)

Net income (loss)	0.1	(0.3)

ShopKo Stores, Inc. and Subsidiaries
Business Segment Information
First Quarter
	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2005	2004
(Dollars in thousands)
ShopKo Retail Segment
Net sales	$517,851	$552,799
Licensed department rentals and other income	2,975	2,764

	520,826	555,564
Costs and expenses:
Cost of sales	378,072	415,232
Gross Margin	139,779	137,567
Selling, general and administrative expenses	111,478	111,190
Depreciation and amortization expenses	15,596	15,297

	127,074	126,487
Income from operations	$15,680	$13,845

Pamida Retail Segment
Net sales	$185,408	$182,234
Licensed department rentals and other income	485	331

	185,893	182,565
Costs and expenses:
Cost of sales	137,179	135,990
Gross Margin	48,229	46,244
Selling, general and administrative expenses	43,532	42,956
Depreciation and amortization expenses	5,161	6,057

	48,693	49,013
Income (loss) from operations	$21	$(2,438)

Corporate Segment
Net sales	$—	$—
Licensed department rentals and other income	—	—

Costs and expenses:
Selling, general and administrative expenses	7,183	6,592
Depreciation and amortization expenses	124	146

	7,307	6,738
Loss from operations	$(7,307)	$(6,738)

Consolidated
Income from operations	$8,394	$4,669

ShopKo Stores, Inc. and Subsidiaries
Business Segment Information
Percents of Sales
First Quarter
	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2005	2004
ShopKo Retail Segment
Net sales	100.0	100.0
Licensed department rentals and other income	0.6	0.5

	100.6	100.5
Costs and expenses:
Cost of sales	73.0	75.1

Gross Margin	27.0	24.9
Selling, general and administrative expenses	21.5	20.1
Depreciation and amortization expenses	3.0	2.8

	24.5	22.9
Income from operations	3.1	2.5

	13 Weeks	13 Weeks
	Ended	Ended
	April 30,	May 1,
	2005	2004

Pamida Retail Segment
Net sales	100.0	100.0
Licensed department rentals and other income	0.3	0.2

	100.3	100.2
Costs and expenses:
Cost of sales	74.0	74.6
Gross Margin	26.0	25.4
Selling, general and administrative expenses	23.5	23.6
Depreciation and amortization expenses	2.8	3.3

	26.3	26.9
Income from operations	0.0	(1.3)

Consolidated
Income from operations	1.2	0.6

ShopKo Stores, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)
	April 30,	May 1,
	2005	2004
Cash and cash equivalents	$26,800	$28,289
Receivables, less allowances	51,307	52,951
Merchandise inventories	597,322	644,244
Other current assets	10,879	10,726

Total current assets	686,308	736,210
Other assets and deferred charges	9,182	7,660
Intangible assets	22,655	25,480
Net property and equipment	724,456	770,518

Total assets	$1,442,601	$1,539,868

Short-term debt	$78,242	$117,423
Accounts payable — trade	257,593	311,149
Accrued liabilities	172,126	166,619
Current portion of long-term obligations	7,688	63,179

Total current liabilities	515,649	658,370
Long-term obligations	236,767	244,800
Other long-term obligations	20,927	25,158
Deferred income taxes	22,963	22,803
Shareholders’ equity	646,295	588,737

Total liabilities and shareholders’ equity	$1,442,601	$1,539,868